UNITED STATES

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) 10/22/2014

FRONTIER BEVERAGE COMPANY INC
(Exact name of registrant as specified in its charter)

Wyoming	000-52297	06-1678089
(State or other jurisdiction)	(Commission file number)	(IRS Employer Identification No.)

1621 Central Ave Cheyenne, WY (Address of principal executive offices)	82001 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01           Changes in Control of Registrant

Frontier Beverage Company, Inc. (the “ Company”) has been informed that on September 29,  2014,Global Productions Group, Inc.. entered into a stock purchase agreement (the “Purchase  Agreement”) with Vinyl Groove Productions Inc. (the “Seller”) to acquire 10,000 Series “A” (the “Shares”) of Frontier Beverage Company, Inc. preferred stock par value, $.001 (“Preferred Stock”) owned by the Seller with voting rights of 66.67% regardless of the of the issued and outstanding common stock of the Company.

There are no arrangements or understandings among the Company , Global Productions Group, Inc. or Vinyl Groove Productions Inc. and any of their associates with respect to the election of directors or other nominees, and there are no arrangements, including any pledge by any person of the Company's securities of which may at a subsequent date result in a change in control of the Company.  The acquisition of the Shares is to be completed on or before November 15,  2014.

The Company is not a party to the contract and no terms or any other financial information has been received.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Frontier Beverage Company Inc. (the "Company") held a Board of Directors meeting on October 21, 2014 (the " Meeting") and approved the hiring of Ian Hobday as President and Director  to serve on the Board of Directors as of November.1,  2014.   The company also has accepted the resignation of William Coogan from all positions, CEO, Secretary and Chairman of the Board of Directors effective November 1,  2014. The Company has accepted the resignation of Thomas Crom as President effective November 1,  2014.  There were no disagreements between the Company by either resigned party.

The contract with Mr. Hobday is filed herein as an exhibit to this Form 8-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 31, 2014, the Company filed  Articles of Incorporation with the State of Wyoming authorizing 5,000,000,000, par value $.001 common shares and 20,000,000, par value $.001 preferred shares with the designation for Series A preferred stock remaining as it was in Nevada.

Effective at 5 PM on November 3,  2014 the Articles of Incorporation in the State of Nevada, as amended, were dissolved.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.       Description

10.1                   Employment Agreement dated November 1 , 2014, between and among the Company and Ian Hobday.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER BEVERAGE COMPANY INC

Date: November 5, 2014	/s/ Ian Hobday
Ian Hobday
President